Exhibit 4.3

TASMAN METALS LTD.
(the “Issuer”)

STOCK OPTION PLAN 2015, AS AMENDED AND RESTATED TO INCORPORATE AMENDMENT NUMBER ONE TO STOCK OPTION PLAN APPROVED BY SHAREHOLDERS ON MAY 19, 2015”.

1.	OBJECTIVES

The Plan is intended as an incentive to enable the Issuer to:

(a)	attract and retain qualified Directors, Senior Officers, Employees, Management Issuer Employees and Consultants of the Issuer and its Affiliates;

(b)	promote a proprietary interest in the Issuer and its Affiliates among its Directors, Senior Officers, Employees, Management Issuer Employees and Consultants; and

(c)	stimulate the active interest of such Persons in the development and financial success of the Issuer and its Affiliates.

2.	DEFINITIONS

As used in the Plan, the terms set forth below shall have the following respective meanings:

“Affiliate” has the meaning ascribed thereto in the Policies of the TSXV;

“Associate” has the meaning ascribed thereto in the Policies of the TSXV;

“BCBCA” means the Business Corporations Act (British Columbia);

“Blackout Period” means a period formally imposed by the Issuer during which the Issuer prohibits Optionees from exercising their Options pursuant to its internal trading policies as a result of the bona fide existence of undisclosed Material Information;

“Board” means the board of directors of the Issuer;

“Charitable Options” means an Option granted by the Issuer to an Eligible Charitable Organization;

“Committee” means a committee of the Board that the Board may, in accordance with subsection 3.1, designate to administer the Plan;

“Company” means a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual;

 “Consultant” means an individual or Company, other than an Employee, a Senior Officer, a Management Issuer Employee or a Director of the Issuer, that:

(a)
is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Issuer or to an Affiliate of the Issuer, other than services provided in relation to a distribution of securities;

(b)	provides the services under a written contract between the Issuer or the Affiliate and the individual or the Company, as the case may be;

(c)	in the reasonable opinion of the Issuer, spends or will spend a significant amount of time and attention on the affairs and business of the Issuer or an Affiliate of the Issuer; and

(d)	has a relationship with the Issuer or an Affiliate of the Issuer that enables the individual to be knowledgeable about the business and affairs of the Issuer;

“Consultant Company” means a Consultant that is a Company;

 “Director” means a member of the Board;

“Eligible Charitable Organization” has the meaning ascribed thereto in the Policies of the TSXV;

“Employee” means an individual who:

(a)	is considered an employee of the Issuer or its subsidiary under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source);

(b)
works full-time for the Issuer or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source; or

(c)
works for the Issuer or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source;

“Insider” has the meaning ascribed thereto by the Policies of the TSXV;

“Investor Relations Activities” has the meaning ascribed thereto by the Policies of the TSXV;

“Issuer” means Tasman Metals Ltd., a company existing under the BCBCA;

“Management Issuer Employee” means an individual employed by a Person providing management services to the Issuer, which are required for the ongoing successful operation of the business enterprise of the Issuer, but excluding a Person engaged in Investor Relations Activities;

“Market Price” has the meaning ascribed thereto by the Policies of the TSXV;

“Material Information” has the meaning ascribed thereto in the Policies of the TSXV;

“Option” means an option to purchase Shares granted under or subject to the terms of the Plan;

“Option Agreement” means a written agreement or certificate between the Issuer and an Optionee that evidences the Option and sets forth the terms, conditions and limitations applicable to an Option;

“Option Period” means the period for which an Option is granted;

“Optionee” means a Person to whom an Option has been granted under the terms of the Plan or who holds an Option that is otherwise subject to the terms of the Plan;

“Other Share Compensation Arrangement” means, other than the Plan and any Options, any employee stock purchase plan or other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including but not limited to a purchase of Shares from treasury which is financially assisted by the Issuer by way of loan, guarantee or otherwise;

“Outstanding Issue” means the number of Shares that are outstanding immediately prior to the Share issuance or Option grant in question;

“Person” means a company or individual;

“Plan” means this Stock Option Plan of the Issuer;

“Policies of the TSXV” means the policies of the TSXV published by the TSXV in its Corporate Finance Manual, as may be amended from time to time;

“Securities Acts” means the Securities Act (British Columbia), R.S.B.C. 1996 c. 418, as amended, and the Securities Act (Alberta) R.S.A. 2000 c. S-4, as amended, from time to time;

“Senior Officer” means an officer of the Issuer within the meaning ascribed thereto in either the Securities Acts or a senior officer of the Issuer within the meaning ascribed thereto in the BCBCA;

“Shares” means common shares without par value in the capital stock of the Issuer as the same are presently constituted; and

“TSXV” means the TSX Venture Exchange or any successor thereto; provided that if the Shares are or become listed on a senior stock exchange, then reference to “TSXV” means a reference to such senior stock exchange.

3.	ADMINISTRATION OF THE PLAN

3.1
The Plan will be administered by the Issuer’s Secretary or such other officer or employee as may be designated by the Board from time to time.  The Secretary or such other officer or employee will report to the Board or to a Committee of two or more Directors who may be designated from time to time to serve as the Committee for the Plan, all of the sitting members of which shall be current Directors.  Notwithstanding the existence of any such Committee, the Board itself will retain independent and concurrent power to undertake any action hereunder delegated to the Committee, whether with respect to the Plan as a whole or with respect to individual Options granted or to be granted under the Plan.

3.2
Subject to the limitations of the Plan, the Board shall have full power to grant Options, to determine the terms, limitations, restrictions and conditions respecting such Options and to settle, execute and deliver Option Agreements and bind the Issuer accordingly, to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Issuer and in keeping with the objectives of the Plan.

3.3
Notwithstanding any provision of this Plan, the Board may, in its discretion grant Options as it sees fit, or otherwise accelerate the vesting or exercisability of any Option, eliminate or make less restrictive any restrictions contained in an Option, provide for the extension of the Option Period of an outstanding Option, waive any restriction or other provision of the Plan or an Option or otherwise amend or modify an Option in any manner that is either:

(a)	not adverse to the Optionee holding such Option; or

(b)	consented to by such Optionee;

subject to any required approvals of any stock exchange or regulatory body having jurisdiction over the securities of the Issuer.

3.4
The Board or Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent deemed necessary or desirable to carry it into effect.  Any decision of the Board or Committee in the interpretation and administration of the Plan shall lie within its absolute discretion and shall be final, conclusive and binding on all parties concerned.  No member of the Board or Committee shall be liable for anything done or omitted to be done by such member, by any other member of the Board or Committee or by any officer of the Issuer, in connection with the performance of any duties under the Plan, except those which arise from such member’s own wilful misconduct or as expressly provided by statute.

3.5	All administrative costs of the Plan shall be paid by the Issuer.

4.	ELIGIBILITY FOR OPTIONS

4.1
Options may be granted to Directors, Senior Officers, Employees, Management Issuer Employees and Consultants of the Issuer and its Affiliates, including an issuer all the voting securities of which are owned by such Persons, who are, in the opinion of the Board or Committee, in a position to contribute to the success of the Issuer or any of its Affiliates or who, by virtue of their service to the Issuer or any predecessors thereof or to any of its Affiliates, are in the opinion of the Board or Committee, worthy of special recognition.  Except as may be otherwise set out in this Plan, the granting of Options is entirely discretionary.  Nothing in this Plan shall be deemed to give any Person any right to participate in this Plan or to be granted an Option and the designation of any Optionee in any year or at any time shall not require the designation of such Person to receive an Option in any other year or at any other time.  The Board or Committee shall consider such factors as it deems pertinent in selecting participants and in determining the amounts and terms of their respective Options.

4.2
If an Optionee who is granted an Option is an Employee, Management Issuer Employee or Consultant of the Issuer or any of its Affiliates, the Option Agreement pertaining to such Option shall contain a representation by both the Issuer and the Optionee, and the Issuer and the Optionee will be responsible for ensuring and confirming, that the Optionee is a bona fide Employee, Management Issuer Employee or Consultant of the Issuer or its Affiliates.

4.3
Subject to any applicable regulatory approvals, Options may also be granted under the Plan in exchange for outstanding options granted by the Issuer or any predecessor Issuer thereof or any Affiliate thereof, whether such outstanding options were granted under the Plan, under any other stock option plan of the Issuer or any predecessor Issuer or any Affiliate thereof, or under any stock option agreement with the Issuer or any predecessor Issuer or Affiliate thereof.

4.4
Subject to any applicable regulatory approvals, Options may also be granted under the Plan in substitution for outstanding options of one or more other companies in connection with a plan of arrangement or exchange, amalgamation, merger, consolidation, acquisition of property or shares, or other reorganization between or involving such other companies and the Issuer or any of its Affiliates.

4.5	Options may also be granted to Eligible Charitable Organizations.

5.	NUMBER OF SHARES RESERVED UNDER THE PLAN

5.1	The number of Shares that may be reserved for issuance under the Plan, is limited as follows:

(a)
the maximum aggregate number of Shares reserved for issuance pursuant to the exercise of Options granted under the Plan shall be 10% of  the Outstanding Issue as at the date of a stock option grant, provided that:

(i)
if any Option subject to the Plan is forfeited, expires, is terminated or is cancelled for any reason whatsoever (other than by reason of exercise), then the maximum number of Shares for which Options may be granted hereunder shall be increased by the number of Shares which were the subject of such forfeited, expired, terminated or cancelled Option; and

(ii)	such maximum number of Shares shall be appropriately adjusted in the event of any subdivision or consolidation of the Shares;

(b)	if and for so long as the Shares are listed on the TSXV:

(i)
the maximum aggregate number of Shares that may be reserved for issuance under Options granted to Insiders (as a group) pursuant to the Plan may not exceed 10% of the Outstanding Issue at the time of grant, unless the Issuer has obtained “disinterested shareholder” approval in accordance with the Policies of the TSXV; and

(ii)
the maximum aggregate number of Options granted to Insiders (as a group) under the Plan together with any Other Share Compensation Arrangement within a 12 month period may not exceed 10% of the Outstanding Issue at the time of grant, unless the Issuer has obtained “disinterested shareholder” approval in accordance with the Policies of the TSXV;

(c)	if and for so long as the Shares are listed on the TSX Venture Exchange (excluding any senior stock exchange):

(i)
the maximum aggregate number of Shares that may be reserved for issuance under Options pursuant to the Plan together with any Other Share Compensation Arrangement to any one Person (and Companies wholly owned by that Person) within a 12 month period shall not exceed 5% of the Outstanding Issue at the time of grant (unless the Issuer has obtained “disinterested shareholder” approval in accordance with the Policies of the TSX Venture Exchange);

(ii)
the maximum aggregate number of Shares that may be reserved under the Plan or any Other Share Compensation Arrangement for issuance to any one Consultant within a 12 month period shall not exceed 2% of the Outstanding Issue at the time of grant; and

(iii)
the maximum aggregate number of Shares that may be reserved under the Plan or any Other Share Compensation Arrangement for issuance to Persons who are conducting Investor Relations Activities within a 12 month period shall not exceed 2% of the Outstanding Issue at the time of grant;

(c)
subject to the policies of the TSXV an Option shall vest and may be exercised (in each case to the nearest full Share) during the Option Period in accordance with any vesting schedule as the Board may determine from time to time in its sole discretion.

5.2
The aggregate number of Options granted and outstanding to Eligible Charitable Organizations must not at any time exceed 1% of the Outstanding Issue, as calculated immediately subsequent to the grant of any Options to Eligible Charitable Organizations.

6.	NUMBER OF SHARES PER OPTION

6.1
The number of Shares under an Option shall be determined by the Board or Committee, in its discretion, at the time such Option is granted, taking into consideration the Optionee’s present and potential contribution to the success of the Issuer and taking into account all other Options then held by such Optionee, but subject always to the limitations set forth in subsection 5.1.

7.	HOLD PERIOD

7.1
In addition to any resale restrictions under Securities Acts, where the exercise price of the Option is less than the Market Price, the Option and any Shares issued on the exercise of the Option must be legended with the TSXV hold period commencing on the date the Option was granted as follows:

“Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [four months + 1 day from the date of grant].”

8.	PRICE

8.1
The exercise price per Share under an Option shall be determined by the Board or Committee, in its discretion, at the time such Option is granted, but such price shall not be less than the closing price of the Shares on the TSXV on the trading day immediately preceding the day on which the Option is granted, less any allowable discount (provided that if there are no trades on such day then the last closing price within the preceding ten trading days will be used, and if there are no trades within such ten-day period, then the simple average of the bid and ask prices on the trading day immediately preceding the day of grant will be used) and, in any event, the exercise price per Share will not be less than $0.10, being the minimum exercise price allowable under the Policies of the TSXV.

8.2
The exercise price at which, and the number of Optioned Shares for which, an outstanding Option may be exercised following a subdivision or consolidation of the Shares shall be subject to adjustment in accordance with section 12.

8.3	Subject to TSXV approval, the exercise price per Optioned Share under an Option may be reduced at the discretion of the Board or Committee if:

(a)	prior TSXV approval is obtained and at least six months has elapsed since the later of the date such Option was granted and the date the exercise price for such Option was last amended; and

(b)	disinterested shareholder approval is obtained for any reduction in the exercise price under an Option held by an Insider of the Issuer;

provided that if the exercise price is reduced to less that Market Price, the TSXV four month hold period will apply from the date of the amendment and further provided that no such conditions will apply in the case of an adjustment made under subsection 5.1(a)(ii).

9.	OPTION PERIOD AND EXERCISE OF OPTIONS

9.1
The Option Period for an Option shall be determined by the Board or Committee at the time the Option is granted and may be up to ten (10) years from the date the Option is granted.  At the time an Option is granted, the Board or Committee may determine that, with respect to that Option, upon the occurrence of one of the events described in subsection 11.1 there shall come into force a time limit for exercise of such Option which is different than the Option Period, and in the event of such a determination, the Option Agreement for such Option shall contain provisions which specify the events and time limits related to that determination.  Subject to the applicable maximum Option Period provided for in this subsection 9.1 and subject to applicable regulatory requirements and approvals, the Board or Committee may extend the Option Period of an outstanding Option beyond its original expiration date, (whether or not such Option is held by an Insider) if the following requirements are satisfied:

(a)	the term of the Option is not extended so that the effective term of the Option exceeds ten (10) years in total; and

(b)	the Option has been outstanding for at least one year at the time of extension.

9.2	If the Option Period for an Option expires during a Blackout Period, the Option Period will be automatically extended, without prior Board or Committee approval, to the date that is 10 business days after the expiry of the Blackout Period unless the applicable Optionee or the Issuer is subject to a cease trade order (or similar order under securities laws) in respect of the Issuer’s securities.

9.3
If and for so long as the Shares are listed on the TSX Venture Exchange (excluding any senior stock exchange), Options issued to Consultants who perform Investor Relations Activities will be subject to a vesting schedule of at least 12 months whereby no more than 25% of the options granted may be vested in any three month period.

9.4
If there is a takeover bid made for all or any of the issued and outstanding Shares, then all outstanding Options, whether fully vested and exercisable or remaining subject to vesting provisions or other limitations on exercise, shall be exercisable in full to enable the Shares subject to such Options to be issued and tendered to such bid.

9.5
The vested portions of Options will be exercisable, in whole or in part, at any time after vesting.  If an Option is exercised for fewer than all of the Shares for which the Option has then vested, the Option shall remain in force and exercisable for the remaining Shares for which the Option has then vested, according to the terms of such Option.

9.6
The exercise of any Option will be contingent upon receipt by the Issuer of cash payment in full for the exercise price of the Shares being purchased by way of certified cheque, wire transfer or bank draft.  Neither an Optionee nor the legal representatives, legatees or distributees of such Optionee will be, or will be deemed to be, a holder of any Shares subject to an Option under the Plan unless and until certificates for such Shares are issuable to the Optionee or such other Persons pursuant to the Option or the Plan.

10.	STOCK OPTION AGREEMENT

10.1
Upon the grant of an Option to an Optionee, the Issuer and the Optionee shall enter into an Option Agreement setting out the number of Shares subject to the Option, the Option Period and the vesting schedule for the Option, if any, and incorporating the terms and conditions of the Plan and any other requirements of regulatory authorities and stock exchanges having jurisdiction over the securities of the Issuer, together with such other terms and conditions as the Board or Committee may determine in accordance with the Plan.

11.	EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH

11.1
An outstanding Option shall remain in full force and effect and exercisable according to its terms for the Option Period until the Optionee ceases to be a Director, Employee, Non-Employee Director, Management Issuer Employee, Senior Officer or Consultant of the Issuer for any reason, excluding death or termination for cause, after which time the Option will expire within 90 days or, for those Optionees engaged in Investor Relations Activities, the Options will expire within 30 days of the cessation date, unless, the Board or Committee, at its own discretion, agrees to extend the period.

11.2
In the event that the Optionee, shall cease to be a Director, Senior Officer, Employee, Management Issuer Employee, or Consultant of the Issuer for termination for cause, the Option shall terminate and shall cease to be exercisable upon such termination for cause.

11.3	In the event of the death of an Optionee, an Option which remains exercisable may be exercised in accordance with its terms by the Person or Persons to whom such Optionee’s rights under the

Option shall have passed under the Optionee’s will or pursuant to law, for a period not exceeding the earlier of one year from the Optionee’s death and the original expiry date of such Option.

11.4	A Charitable Option shall terminate and shall cease to be exercisable on thh90th day following the date that the holder of the Charitable Option ceases to be an Eligible Charitable Organization.

12.	ADJUSTMENT IN SHARES SUBJECT TO THE PLAN

12.1
Following the date an Option is granted, the exercise price for and the number of Shares which are subject to an Option will be adjusted, with respect to the then unexercised portion thereof, in the events and in accordance with the provisions and rules set out in this section 12, with the intent that the rights of Optionees under their Options are, to the extent possible, preserved and maintained notwithstanding the occurrence of such events.  Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Board or Committee, and any such determination will be binding on the Issuer, the Optionee and all other affected parties.

12.2
If the outstanding Shares are changed into or exchanged for a different number of shares or into or for other securities of the Issuer or securities of another company or entity, whether through an arrangement, amalgamation, merger, business combination, sale or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then on each exercise of the Option which occurs following such events, for each Optioned Share for which the Option is exercised, the Optionee shall instead receive the number and kind of shares or other securities of the Issuer or other company into which such Share would have been changed or for which such Share would have been exchanged if it had been outstanding on the date of such event and the exercise price will be similarly adjusted so that the aggregate price to exercise the Option is preserved, and if the Issuer undertakes an arrangement or is amalgamated, merged or combined with another company, the Board shall make such other provision for the protection of the rights of Optionees as it shall deem advisable.

12.3
If the outstanding Shares are changed into or exchanged for a different number of shares or into or for other securities of the Issuer or securities of another company or entity, in a manner other than as specified in subsection 12.2, then the Board or Committee, in its sole discretion, may make such adjustment to the securities to be issued pursuant to any exercise of the Option and the exercise price to be paid for each such security following such event as the Board or Committee in its sole and absolute discretion determines to be equitable to give effect to the principle described in subsection 12.1, and such adjustments shall be effective and binding upon the Issuer and the Optionee and all the other parties for all purposes.

12.4	No adjustment or substitution provided for in this section 12 shall require the Issuer to issue a fractional share in respect of any Option. Fractional shares shall be eliminated.

12.5
The grant or existence of an Option shall not in any way limit or restrict the right or power of the Issuer to effect adjustments, reclassifications, reorganizations, arrangements or changes of its capital or business structure, or to amalgamate, merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

12.6
Notwithstanding any other provision of the Plan, a Charitable Option may not be amended or may subject to amendment after its grant other than to give effect to this Section 12 or to provide for the cancellation of the Charitable Option in order to enable the Issuer to comply with section 5.2.

13.	NON-ASSIGNABILITY

13.1
The Options under the Plan shall not be assignable or otherwise transferable, except as specifically provided in subsection 11.3 in the event of the death of the Optionee.  During the lifetime of the Optionee, all Options may only be exercised by the Optionee.

14.	EMPLOYMENT

14.1
Nothing contained in the Plan shall confer upon any Optionee, or any Person employing a Management Issuer Employee, any right with respect to employment or continuance of employment with, or the provision of services to, the Issuer or any of its Affiliates, or interfere in any way with the right of the Issuer or any of its Affiliates to terminate the Optionee’s employment or the services of any such Person at any time.  Participation in the Plan by an Optionee is voluntary.

15.	REGULATORY ACCEPTANCES

15.1
The Plan is subject to the acceptance of the Plan for filing by the TSXV, and the Board or Committee is authorized to amend the Plan from time to time in order to comply with any changes required from time to time by such applicable regulatory authorities, whether as conditions to the acceptance for filing of the Plan or otherwise, provided that no such amendment will in any way derogate from the rights held by Optionees holding Options (vested or unvested) at the time thereof without the consent of such Optionees.

15.2
The obligation of the Issuer to issue and deliver Shares pursuant to the exercise of any Options granted under the Plan is subject to the acceptance of the Plan for filing by the TSXV.  If any Shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to obtain such acceptance for filing, then the obligation of the Issuer to issue such Shares shall terminate and any amounts paid to the Issuer for such Shares shall be returned to the Optionee forthwith without interest or deduction.

16.	SECURITIES REGULATION AND TAX WITHHOLDING

16.1
Where necessary to enable the Issuer to use an exemption from requirements to register Shares or file a prospectus or use a registered dealer to distribute Shares under securities laws applicable to the securities of the Issuer in any jurisdiction, an Optionee, upon the acquisition of any Shares on the exercise of Options and as a condition to such exercise, shall provide to the Board or Committee such evidence as the Board or Committee requires to demonstrate that the Optionee or recipient will acquire such Shares with investment intent (i.e. for investment purposes) and not with a view to their distribution, including an undertaking to that effect in a form acceptable to the Board or Committee.  The Board or Committee may cause a legend or legends to be placed upon any certificates for the Shares to make appropriate reference to applicable resale restrictions, and the Optionee or recipient shall be bound by such restrictions.  The Board or Committee also may take such other action or require such other action or agreement by such Optionee or proposed recipient as may from time to time be necessary to comply with applicable securities laws.  This provision shall in no way obligate the Issuer to undertake the registration or qualification of any Options or the Shares under any securities laws applicable to the securities of the Issuer.

16.2	For all purposes of the Plan, the Issuer may take all such measures as it deems appropriate or necessary to comply with applicable laws, including income tax laws and securities laws and regulations, as well as the rules of regulatory authorities having jurisdiction over the Issuer or in respect of the securities of the Issuer.  Without limitation to the foregoing, the Issuer may withhold and remit to tax authorities such sums which might otherwise be due or accruing due by the Issuer to an Optionee, if such withholding and remittance are required under applicable income tax laws in connection with the grant or exercise of the Optionee’s Options.

16.3
The Issuer may withhold from any amount payable to a participant (a “Participant”), either under the Plan or otherwise, such amount as may be necessary to enable the Issuer to comply with the applicable requirements of any federal, provincial, state or local law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions with respect to awards hereunder (“Withholding Obligations”). The Issuer shall also have the right in its discretion to satisfy any liability for any Withholding Obligations by selling, or causing a broker to sell, on behalf of any Participant such number of Shares issued to the Participant pursuant to an exercise of Options hereunder as is sufficient to fund the Withholding Obligations (after deducting commissions payable to the broker), or retaining any amount payable which would otherwise be delivered, provided or paid to the Participant hereunder. The Issuer may require a Participant, as a condition to the exercise of an Option to make such arrangements as the Issuer may require so that the Issuer can satisfy applicable Withholding Obligations, including, without limitation, requiring the Participant to (i) remit the amount of any such Withholding Obligations to the Issuer in advance; (ii) reimburse the Issuer for any such Withholding Obligations; or (iii) cause a broker who sells shares acquired by the Participant under the Plan on behalf of the Participant to withhold from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Issuer.

16.4
Any Shares of a Participant that are sold by the Issuer, or by a broker engaged by the Issuer (the “Broker”), to fund Withholding Obligations will be sold as soon as practicable in transactions effected on the exchange on which the common shares of the Issuer are then listed for trading. In effecting the sale of any such Shares, the Issuer or the Broker will exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price. Neither the Issuer nor the Broker will be liable for any loss arising out of any sale of such Shares including any loss relating to the manner or timing of such sales, the prices at which the Shares are sold or otherwise. In addition, neither the Issuer nor the Broker will be liable for any loss arising from a delay in transferring any Shares to a Participant. The sale price of Shares sold on behalf of Participants will fluctuate with the market price of the Issuer’s shares and no assurance can be given that any particular price will be received upon any such sale.

16.5
Issuance, transfer or delivery of certificates for Shares acquired pursuant to the Plan may be delayed, at the discretion of the Board or Committee, until it is satisfied that the requirements of applicable laws and regulations, and applicable rules of regulatory authorities, have been met.

17.	AMENDMENT AND TERMINATION OF PLAN

17.1
The Board reserves the right to amend or terminate the Plan at any time if and when it is deemed advisable in the absolute discretion of the Board; provided, however, that no such amendment or termination shall adversely affect any outstanding Options granted under the Plan without the consent of the Optionee.  Any amendment to the Plan shall also be subject to acceptance of such amendment or amended Plan for filing by the TSXV and, where required by the TSXV, the approval of the shareholders of the Issuer.

18.	NO REPRESENTATION OR WARRANTY

18.1	The Issuer makes no representation or warranty as to the future market value of any Shares.

19.	GENERAL PROVISIONS

19.1
Nothing contained in the Plan shall prevent the Issuer or any of its Affiliates from adopting or continuing in effect other compensation arrangements (subject to shareholder approval if such approval is required by TSXV) and such arrangements may be either generally applicable or applicable only in specific cases.

19.2
The validity, construction and effect of the Plan, the grant of Options, the issue of Shares, any rules and regulations relating to the Plan any Option Agreement, and all determinations made and actions taken pursuant to the Plan, shall be governed by and determined in accordance with the laws of the Province of British Columbia.

19.3
If any provision of the Plan or any Option Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, Person, or Option and the remainder of the Plan and any such Option Agreement shall remain in full force and effect.

19.4
Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Issuer or any of its Affiliates and an Optionee or any other Person.

19.5
Headings are given to the sections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

20.	TERM OF THE PLAN

20.1
The Plan shall be effective as of May 19, 2015, and is subject to approval by the shareholders of the Issuer on a yearly basis at the Issuer’s meetings of shareholders and acceptance for filing by the TSXV pursuant to section 15.

20.2
The Plan shall be effective until the Plan is terminated by the Board pursuant to section 17, and no Option shall be granted under the Plan after that date.  Unless otherwise expressly provided in the Plan or in an applicable Option Agreement, the Option Period for any Option granted hereunder will, and any authority of the Board to amend, alter, adjust, suspend, discontinue or terminate any such Option or to waive any conditions or rights under any such Option shall, continue after termination of the Plan notwithstanding such termination.